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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1
No. 333-35336 of our report, dated March 18, 2000, except for Note 12 as to which the date is June 13, 2000, relating to the consolidated financial statements of Entravision Communications Corporation and subsidiaries, our report dated February 25, 2000 relating to the financial statements of DeSoto - Channel 62 Associates, Ltd., and our report dated June 9, 2000 relating to the special purpose financial statements of radio stations KFRQ (FM), KKPS (FM), KVPA (FM) and KVLY (FM), which are owned by Sunburst Media, L.P. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.


                                            /s/ McGladrey & Pullen, LLP


Pasadena, California
June 13, 2000